EXHIBIT 99.1

Midway Reports 361 Meters of 1.47 gpt Gold by Barrick at Spring Valley, Nevada

May 29, 2013

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-MKT) provides an update on progress at the Spring Valley Project, Pershing County, Nevada. Development drilling, designed to upgrade the quality of the resource, continues to produce excellent intercepts. Barrick Gold Exploration Inc. ("Barrick") is earning into the project and their 2013 budget for Spring Valley includes $10 million for exploration and development.

Ken Brunk, Midway’s President and CEO said, “Barrick continues an accelerated pace to earn-in at our Spring Valley project. Based on their 2013 budget, we expect Barrick to earn a 70% interest in the fall of this year. We were very pleased to receive yet another set of positive results from their current exploration work and we anticipate this year will bring additional good news as the project advances through scoping and into pre-feasibility.”

Development Drilling

Development drilling in the resource area is designed to expand the resource within the estimated pit perimeter and to upgrade the quality of those resources for future engineered reserve calculations. Additional expansion potential remains at depth and to the north of the deposit.
Recent drilling highlights include:

●	SV13-621
o	361 meters of 1.47 grams per tonne (gpt) gold starting at 35 meters depth. The interval included 21 meters of 7.54 gpt gold and 23 meters of 3.02 gpt gold

●	SV13-620
o	120 meters of 0.75 gpt gold including 18 meters of 2.43 gpt gold
o	35 meters of 0.79 gpt gold including 1.5 meters of 4.08 gpt gold and
o	21 meters of 1.20 gpt gold including 1.5 meters of 5.59 gpt gold

During the first quarter, Barrick completed 4,552 meters of reverse circulation (RC) and 3,148 meters of core drilling. This drilling included nine core holes and six reverse circulation holes. An additional five holes were in progress at the end of the first quarter. Assays remain pending for most of the 2013 drill holes.  Table 1 lists Spring Valley’s available drill results for the first quarter as calculated by Midway from Barrick’s data, and a map in Figure 1 shows the locations for drill holes listed in Table 1.

Barrick has reported the internal scoping study is still in progress by the project’s evaluation group. This will advance into a prefeasibility study if approved by management after a peer review. Work underway includes:

●	Resource modeling
●	Metallurgical testing
●	Hydrologic data for dewatering studies
●	Core drilling for waste rock and ore geochemical characterization
●	Design and evaluation of initial mine layout alternatives
●	Initial pit slope stability studies
●	Initial base line surveys

Earn-In Update

In April, Barrick reported that they had exceeded the cumulative expenditure requirement of $30M to earn a 60% interest in the property.  They also exercised their option to spend an additional $8 million to earn a 70% interest.

The Barrick budget for Spring Valley in 2013 includes $8.0 million for exploration, primarily drilling, and $2 million for development work. Development work includes completing the scoping study and initiating a prefeasibility study if supported by the scoping study results. Midway anticipates by the end of 2013 Barrick will complete cumulative expenditures of $38 million to earn a 70% interest in the project, which would be a full year ahead of the contractual requirements.

Table 1.  Gold Intercepts in Drill Holes from Q1 Report 2013
Spring Valley Project, Nevada
(Calculated by Midway from data provided by Barrick)

Hole ID	Assay Type	From (m)	To (m)	Interval (m)	Gold grade (gpt)
SV12-611c	MS	219.8	224.3	4.6	0.82
Geotech	FA	236.4	238.0	1.7	1.06
	MS	247.2	250.2	3.0	1.71
	MS	329.5	338.2	8.7	0.41
SV12-612c	MS	167.9	169.5	1.5	1.95
Geotech	MS	188.7	191.7	3.0	0.62
	MS	204.1	207.0	2.9	0.45
	MS	244.1	257.7	13.6	0.65
SV12-613c	MS	186.1	187.6	1.5	1.92
Geotech	MS	207.6	209.1	1.5	1.75
	MS	221.3	252.1	30.8	0.34
	FA	312.6	314.1	1.5	0.82
SV12-614c	MS	146.3	147.8	1.5	0.79
Geotech	MS	158.5	161.5	3.0	1.37
	MS	196.6	198.1	1.5	0.79
	MS	207.3	213.4	6.1	0.45

Hole ID	Assay Type	From (m)	To (m)	Interval (m)	Gold grade (gpt)
	MS	300.2	306.3	6.1	0.55
	FA	336.8	338.3	1.5	0.75
	FA	405.4	406.9	1.5	0.96
SV13-615c	FA	192.0	193.5	1.5	1.06
	FA	336.0	343.7	7.6	1.13
	FA	378.9	380.4	1.5	3.15
	FA	395.6	404.8	9.1	1.06
	FA	422.9	472.9	50.0	0.65
includes				1.5	6.62
SV13-616c	Assays Pending
SV13-617c	MS	74.7	76.2	1.5	0.75
	MS	117.3	132.6	15.2	0.99
	Additional assays pending
SV13-618c	Assays Pending
SV13-619c	Assays Pending
SV13-620	MS	134.1	147.8	13.7	0.38
	MS	182.9	303.3	120.4	0.75
includes				18.3	2.43
includes				1.5	5.07
	MS	327.7	362.7	35.1	0.79
includes				1.5	4.08
	MS	371.9	381.0	9.1	0.45
	MS	432.8	440.4	7.6	1.92
includes				1.5	7.99
	MS	475.5	496.8	21.3	1.20
includes				1.5	5.59
SV13-621	MS	35.1	396.2	361.2	1.47
includes				22.9	3.02
and				21.3	7.54
and				9.1	2.85
SV13-622	Assays Pending
SV13-623	MS	332.2	355.1	22.9	0.51
SV13-624	MS	335.3	338.3	3.0	0.24
SV13-625	Assays Pending
SV13-626	Assays Pending
SV13-627c	Assays Pending

Reverse circulation drilling was conducted by Hard Rock Drilling of Elko, Nevada. Core drilling was conducted by TonaTec Exploration of Mapleton, Utah. Drill hole numbers ending with a "C" indicate core holes. Samples were assayed by ALS-Chemex Labs, in Sparks, Nevada using 30 gram fire assay methods (FA) and by metallic screen assay methods (MS). Results reported represent thickness along the trace of the drill hole and do not necessarily represent true thickness. Intervals may not match to the nearest tenth due to arithmetic rounding.

Figure 1. Map of 2013 Drill Holes
Spring valley project, Nevada

About Spring Valley

Spring Valley is a large, porphyry-hosted gold system, located about 20 miles northeast of Lovelock in Pershing County, Nevada. A May 2011 updated resource estimate released by Midway reported 2.16 million ounces of gold in the combined Measured and Indicated categories at a cut-off grade of 0.14 gpt. There is an additional Inferred resource of 1.97 million ounces of gold at the same cut-off grade. The Measured resource is 0.93 million ounces contained within 59.0 million tonnes grading 0.49 gpt, the

Indicated resource is 1.23 million ounces contained within 85.8 million tonnes grading 0.45 gpt, and the Inferred resource is contained within 103.9 million tonnes grading 0.59 gpt. The estimate was prepared for Midway by Gustavson Associates, LLC of Lakewood, Colorado (Midway press release dated May 2, 2011). The updated resource includes Barrick’s 2009 and 2010 drill results. An updated Technical Report dated November 29, 2012 clarified some of the language but did not change any of the numbers.

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and  "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.